Exhibit 23.1

Deloitte & Touche LLP
550 South Tryon Street
Suite 2500
Charlotte, NC 28202
USA

Tel: +1 704 887 1500
www.deloitte.com

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Dynegy, Inc.’s Registration Statement Nos. 333-191540 and 333-199179 on Form S-3 and Registration Statement No. 333-184590 on Form S-8 of our report dated March 25, 2015, relating to the combined financial statements of the Midwest Generation Business of Duke Energy Corporation as of December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014 (which report expresses an unqualified opinion and includes an emphasis-of-matter paragraph relating to certain income and expense allocations), appearing in the Current Report on Form 8-K of Dynegy, Inc. dated April 9, 2015.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina

April 9, 2015